Exhibit 10.34

FIRST AMENDMENT TO SECURITY AGREEMENT AND 18% SECURED CONVERTIBLE NOTE

This First Amendment to Security Agreement and 18% Secured Convertible Note (this “Agreement”), is made and entered into as of January __, 2010, by and among Amber Ready, Inc., a Nevada corporation (the “Company”) and the investors set forth on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company issued to the Purchasers an aggregate of $14,029,245.37 principal face amount of secured convertible notes (the “Notes”) pursuant to subscription agreements (each, a “Subscription Agreement”) by and among the Company and the Purchasers (the “Private Placement”); and

WHEREAS, the Notes shall automatically convert in the event that the Company, among other requirements, obtains 500,000 new subscribers paying at least $25.00 per subscription to the Company (a “Qualified Subscriber”); and

WHEREAS, pursuant to Section 8.1(a) of the Subscription Agreement, the Purchasers appointed John Thomas Financial, Inc. (the “Placement Agent”) as the exclusive agent and attorney-in-fact to act on behalf of the Purchasers; and

WHEREAS, pursuant to Section 8.1(a) of the Subscription Agreement, the Placement Agent is authorized to take action upon the instructions of the Purchasers of a majority of the aggregate principal amount of then outstanding Notes (the “Requisite Purchasers”) and such instructions shall be binding upon all Purchasers of outstanding Notes; and

WHEREAS, in connection with the Private Placement, the Company and the Purchasers are parties to that certain Security Agreement, dated April 2009, by and among the Company and the signatories thereto (the “Security Agreement”), pursuant to which the Company agreed to enter into a Control Account Agreement (the “Control Account Agreement”) pursuant to which the Company would establish a cash collateral account (the “Sinking Fund”); and

WHEREAS, the Sinking Fund currently has $1,600,000 on account, which is held as security for the repayment of the Notes; and

WHEREAS, pursuant to Section 8.2(a) of the Subscription Agreement, the Purchasers appointed Hudson Asset Partners, LLC to act as the collateral agent (the “Collateral Agent”) pursuant to the Security Agreement; and

WHEREAS, pursuant to Section 8.2(a) of the Subscription Agreement, the Collateral Agent is required to take action upon the instructions of the Purchasers of a majority of the aggregate principal amount of then outstanding Notes (the “Requisite Purchasers”) and such instructions shall be binding upon all Purchasers of outstanding Notes; and

WHEREAS, the parties have reached an agreement with respect to the modification and amendment of certain terms of the Security Agreement to delete all references to the Control Account Agreement and to release the Sinking Fund to the Company; and

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms as set forth in the Security Agreement; and

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Incorporation of Preliminary Statements and Acknowledgement of Supplemental Information.  The preliminary statements set forth above by this reference hereto are hereby incorporated into this Agreement. In addition, the Purchasers hereby acknowledge receipt of the supplemental information, attached hereto as Exhibit A, which provides a summary of the recent activities of the Company and risks relating to the execution of this Agreement.

2. Amendment to Notes.  The Notes are amended so that Section 1.2 of the Notes is hereby deleted in its entirely and replaced as follows:  “1.2  Mandatory Conversion.  In addition to the optional conversion provisions set forth in Section 3 hereof, upon the addition by Issuer, at any time within 18 months after the closing of the Minimum Offering (as defined in the Subscription Agreement) (the “Measuring Date”), of 500,000 new Qualified Subscribers (as hereinafter defined) and (ii) Issuer being Cash Flow Positive (as hereinafter defined) no later than the Measuring Date (the addition of such minimum number of new Qualified Subscribers and Issuer being Cash Flow Positive no later than the Measuring Date are collectively referred to as the “Conditions”), the entire principal of and all interest accrued and owing on this Note shall automatically be converted, without any action on the part of Purchaser, into Units at the Unit Conversion Price (as defined hereinafter), as of the date of the Issuer achieving the Conditions.  A Qualified Subscriber shall mean a subscriber for Issuer’s services who has paid at least $19.95 to Issuer during the 18 months preceding the Measuring Date.  Issuer being “Cash Flow Positive” no later than the Measuring Date shall mean that during any three month period prior to the Measuring Date, Issuer’s business, operated in the ordinary course consistent with past practice, has generated cash receipts during such period in excess of Issuer’s cash disbursements during such period.  Issuer will notify Purchaser of the achievement of the Conditions within a reasonable period of time thereafter.  For purposes hereof, the “Unit Conversion Price” shall mean $0.99 per Unit.  Upon conversion, Purchaser shall be entitled to receive the number of Units calculated by dividing all principal and interest accrued and owing on this Note by the Unit Conversion Price.  No fractional Units shall be issued upon conversion.  In lieu of any fractional securities underlying the Units to which Purchaser would otherwise be entitled, Issuer shall, at its option, (i) pay cash in an amount equal to such fraction multiplied by the Unit Conversion Price or (ii) round up as nearly as practicable to the nearest whole number the number of Units to be issued.”

3. Amendment to Security Agreement.  The Security Agreement is amended so that Section 2.5 of the Security Agreement is hereby deleted in its entirely and replaced as follows:  “2.5 RESERVED.”

4. Release of Sinking Fund.  Upon execution of this Agreement, the Collateral Agent is hereby instructed to immediately release the funds currently held in the Cash Control Account to the Company by wire transfer pursuant to the wiring instructions attached hereto as Exhibit B.

5. Effect on Security Agreement. Except as expressly set forth above, all of the terms and conditions of the Security Agreement shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including but not limited to, any other obligations the Company may have to the Purchasers under other agreements.

6. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Requisite Purchasers.

7. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Security Agreement.

8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of the Purchasers. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of the Requisite Purchasers. The Purchasers may assign their respective rights hereunder in the manner and to the Persons as permitted under the Security Agreement.

9. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10. Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Security Agreement.

11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

12. Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the date first set forth above.

AMBER READY, INC.

By:	/s/
Name: Frank Del Vecchio
Title: Chief Executive Officer

SIGNATURE PAGE OF PURCHASER TO FIRST AMENDMENT TO SECURITY AGREEMENT AND 18% SECURED CONVERTIBLE NOTE

Name of Purchaser:

Signature of Authorized Signatory of Purchaser: __________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

Principal Amount of Outstanding Debenture: $ ______________________________

EXHIBIT A

Amendment to Security Agreement to Release Sinking Fund

The Company has requested that the Purchasers of the Notes amend the Security Agreement to remove the Cash Collateral Account and release to the Company the $1,600,000 currently held in the Sinking Fund.  The Company requires additional funds to implement its revised business plan, which contemplates the Company entering into additional lines of business, including pursuant to its proposed acquisition of a private provider of “infomercials” discussed below.  Accordingly, if Purchasers approve the release of the Sinking Fund, the Company intends to use the funds for working capital, general corporate purposes and if the acquisition as described under “Letter of Intent to Acquire Private Company” below is consummated, for financing the additional lines of business represented by the acquisition.  The amendment to the Security Agreement involves a high degree of risk.  The Purchasers of the Notes should carefully consider the information set forth under “Risk Factors” in the attached Registration Statement on Form S-1 before executing the amendment to the Security Agreement.

Amendment to Mandatory Conversion Provision of the Notes

The Company has reduced the cost of a subscription for its services.  This reduction requires an amendment of the mandatory conversion provision of the Notes to revise the definition of a Qualified Subscriber to reflect the new $19.95 subscription price for the Company’s services.

Company Business and Recent History

On December 18, 2009, the Company filed an initial Registration Statement on Form S-1 with the Securities and Exchange Commission registering, among other things, the shares of common stock underlying your Notes.  While this registration statement has been filed with the Securities and Exchange Commission it has not yet been declared effective. We can provide no assurance that either (i) the registration statement will be declared effective or (ii) if declared effective, all of the securities included on the initial registration statement will be included in any final prospectus.  A copy of the initial registration statement is attached hereto and can also be accessed through the Securities and Exchange Commission’s website at www.sec.gov.

Letter of Intent to Acquire Private Company

On December 28, 2009, the Company entered into a letter of intent with a private company engaged in the production of “infomercials.” The letter of intent contemplates that the Company would acquire all of the issued and outstanding capital stock of private company for shares of the Company’s common stock.  It is anticipated that the private company and the Company will commence negotiations of a definitive agreement(s) in form and substance satisfactory to the parties immediately, with the signing of any such definitive agreement(s) to occur preferably as soon as practicable, but in no event later than 60 days from the date set forth above.  Definitive agreement(s) will have terms and conditions customary to transactions of this type, including representations, warranties and conditions to closing.  The execution of any definitive agreement(s) would be subject, among other things, to the satisfactory completion of the each parties’ due diligence review and investigation of the other party’s business.

EXHIBIT B

AMBER READY WIRING INSTRUCTIONS

Account Name:
Account Number:
Bank:
ABA Number:

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